Exhibit 10.2

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF
1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.  NO TRANSFER OF THIS
NOTE SHALL BE VALID OR EFFECTIVE UNLESS MADE IN
ACCORDANCE WITH THE APPLICABLE REQUIREMENTS OF
THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND STATE
SECURITIES LAWS, OR ANY AVAILABLE
EXEMPTION THEREUNDER.

SELLER PROMISSORY NOTE

$445,000	September 24, 2014

FOR VALUE RECEIVED, the undersigned, PROFESSIONAL DIVERSITY NETWORK, INC., a Delaware corporation (the “Maker”), hereby promises to pay to MATTHEW B. PROMAN (together with any permitted transferee of this Note, the “Payee”) the principal sum of Four Hundred Forty Five Thousand ($445,000) Dollars, together with interest on the outstanding principal balance hereunder accrued from the date hereof at the rate of 0.35% per annum (computed on the basis of a 360-day year of twelve 30-day months).  All payments of principal and/or interest shall be paid as set forth below, and each such payment shall be made in lawful money of the United States of America.  This Seller Promissory Note (this “Note”) is delivered by the Maker to the Payee pursuant to that certain Agreement and Plan of Merger, dated as of July 11, 2014 (the “Merger Agreement”), among the Maker, Merger Sub, Inc. and NAPW, Inc. (“NAPW”).

1.	Payments of Principal and Interest.

(a)           The principal amount of this Note shall be due and payable in quarterly installments of $137,500 on each of November 15, 2014, February 15, 2015, May 15, 2015, and $32,500 on August 15, 2015 (or the next succeeding business day and, if any such installment is deferred pursuant to Section 1(b) below, each subsequent November 15, February 15, May 15 and August 15, each an “Installment Payment Date”), together with all unpaid accrued interest hereunder at each Installment Payment Date.

(b)           Anything elsewhere contained in this Note to the contrary notwithstanding, if on any Installment Payment Date, as of the end of the fiscal quarter of NAPW then most recently ended, NAPW (on a stand-alone basis) failed to maintain both (i) annualized gross revenue for the period from June 30, 2014 to such fiscal quarter end (for the avoidance of doubt, such “annualized gross revenue” shall be determined (A) as of the September 30, 2014 fiscal quarter end, by multiplying NAPW’s gross revenue for the quarter then ended by 4, (B) as of the December 31, 2014 fiscal quarter end, by multiplying NAPW’s gross revenue for the two fiscal quarter period then ended by 2, (C) as of the March 31, 2015 fiscal quarter end, by multiplying NAPW’s gross revenue for the three fiscal quarter period then ended by 4/3, and (D) as of each fiscal quarter end thereafter, by determining NAPW’s gross revenue for the four quarter period then ended) of at least $20,000,000 and (ii) positive net cash  from operations less capital expenditures (“cash flow from operations”) for the fiscal quarter then ended of at least an amount equal to the sum of $137,500 plus all interest that will have accrued hereunder to such Installment Payment Date (“Performance Failure”), as determined by

PDN’s independent registered public accounting firm within 45 days after such fiscal quarter end, then (1) except as provided in the following proviso, payment of the quarterly principal installment of this Note and all unpaid accrued interest hereunder on such Installment Payment Date shall be deferred to the Installment Payment Date that follows the next fiscal quarter end of NAPW that NAPW (on a stand-alone basis) has maintained both annualized gross revenue of at least $20,000,000 as of such fiscal quarter end and  positive cash flow from operations for the fiscal quarter then ended of at least an amount equal to the sum of $137,500 plus all interest that will have accrued hereunder to such Installment Payment Date, (2) not more than $137,500 principal amount of this Note shall be due on any such deferred Installment Payment Date, and (3) the maturity date of this Note shall be correspondingly extended until such time as this Note may be paid in full; provided, however, that, on any Installment Payment Date following a fiscal quarter end of NAPW that NAPW (on a stand-alone basis) has maintained both annualized gross revenue of at least $20,000,000 as of such fiscal quarter end and positive cash flow from operations for the fiscal quarter then ended that is less than an amount equal to the sum of $137,500 plus all interest that will have accrued hereunder to such Installment Payment Date, the Maker shall pay to the Payee an aggregate amount on such Installment Payment Date equal to the amount of such positive cash flow from operations to be applied as follow: (x) first to pay accrued and unpaid interest hereunder until all accrued and unpaid interest hereunder to such Installment Payment Date has been paid in full and (y) thereafter, any remaining portion of such aggregate amount shall be applied to repay the outstanding principal of this Note and shall  reduce the scheduled principal installments hereunder in the reverse order of maturity.

2.	Prepayment.

The Maker shall have the right to prepay, without premium or penalty, at any time or times after the date hereof, all or any portion of the outstanding principal balance of this Note, together with accrued interest on the principal amount prepaid.

3.	Events of Default.

The following are Events of Default hereunder:

(a)           any failure by the Maker to pay when due all or any principal or accrued interest hereunder (unless such failure is by reason of a Performance Failure pursuant to Section 1(b) above); or

(b)           if the Maker shall (i) apply for or consent to the appointment of a receiver, trustee, custodian or liquidator for the Maker or any of its property, (ii) admit in writing its inability to pay its debts as they mature, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated a bankrupt or insolvent or be the subject of an order for relief under Title 11 of the United States Code, or (v) file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law, or (vi) take any action in furtherance of or for the purpose of effecting any of the foregoing; or

(c)           if any order, judgment or decree shall be entered, without the application, approval or consent of the Maker, by any court of competent jurisdiction, approving a petition seeking reorganization of the Maker or appointing a receiver, trustee, custodian, liquidator or other such official of the Maker, or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) days; or

(d)           the occurrence of any “Event of Default” (or any similar term) utilized in any agreement or instrument evidencing indebtedness for money borrowed by the Maker, the effect of which is to cause the holders of indebtedness for money borrowed by the Maker in a principal amount in excess of $1,000,000 to declare such indebtedness due and payable prior to its stated maturity; or

(e)           the Maker hereafter incurs any additional indebtedness for money borrowed ranking senior or pari passu to this Note, provided, however, that the Maker may hereafter incur any such indebtedness (i) for working capital lines of credit as same may exist from time to time, (ii) for capital expenditures, or (iii) for the financing of business acquisitions on a senior secured or senior unsecured basis, in each case, to any banks or other financial institutions (each a “senior lender”) (and the Payee, by acceptance of this Note, agrees to enter into any subordination and inter-creditor agreement reasonably requested by any such senior lender to effect the subordination of the Maker’s payment obligations hereunder to the Maker’s payment obligations under any such senior indebtedness, so long as the Payee will be entitled to receive and retain the stated payment of principal and interest under this Note so long as no “Event of Default” (or other comparable term) has occurred and is continuing under the Maker’s agreement with such senior lender as would permit such senior lender to accelerate any of the senior indebtedness); provided, further, that the Maker may not issue any promissory notes or other evidences of indebtedness to the seller of any stock or assets of another company acquired by the Maker as sole or partial consideration for such acquisition unless the Maker’s payment obligations under such indebtedness have been subordinated to the Maker’s payment obligations under this Note on terms satisfactory to the Payee, so long as such seller will be entitled to receive and retain the  stated payment of principal and interest under such notes or other evidence of indebtedness so long as no Event of Default has  occurred and is continuing hereunder ; or

(f)           any dissolution, liquidation or winding up of the Maker (provided that any merger or consolidation involving the Maker, or any sale of assets by the Maker which does not have the practical effect of liquidating or winding up the Maker’s business, shall not be deemed a dissolution, liquidation or winding up for purposes of this Section 3(f)).

4.	Remedies on Default.

If any Event of Default shall occur and be continuing, then, (a) if such event is of the type described in Section 3(b) or 3(c) above, this Note shall automatically become due and payable, or (b) in any other such event, and at any time thereafter, if such event shall then be continuing, the holder of this Note may, by written notice to the Maker, declare due and payable the principal of, and interest on, this Note, whereupon the same shall be immediately due and payable.  In the event that this Note becomes or is declared due and payable prior to its stated maturity, the same shall become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.

5.	Investment Representations.

The Payee hereby acknowledges that this Note is not being registered (a) under the Act on the ground that the issuance of the Note is exempt from registration under Section 4(a)(2) of the Act as not involving any public offering, or (b) under any applicable state securities law because the issuance of this Note does not involve any public offering; and that the Maker’s reliance on the Section 4(a)(2) exemption of the Act and under applicable state securities laws is predicated in part on the representations hereby made to the Maker by the Payee that it is acquiring this Note for investment for its own account, with no present intention of dividing its participation with others or reselling or otherwise distributing the same, provided, nevertheless, subject to any requirement of law that the disposition of its property shall at all times be within its control.

6.	Certain Waivers.

Except as otherwise expressly provided in this Note, the Maker hereby waives diligence, demand, presentment for payment, protest, dishonor, nonpayment, default, and notice of any and all of the foregoing.

7.	Amendments.

This Note may not be changed orally, but only by an agreement in writing and signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

8.	Governing Law; Waiver of Jury Trial.

This Note shall be deemed to be a contract made under the laws of the State of New York and shall be governed by, and construed in accordance with, the laws of the State of New York.  THE MAKER HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING FOR THE ENFORCEMENT OR COLLECTION OF THIS NOTE.

9.	Assignment.

This Note may not be assigned by the Payee without (a) the prior written consent of the Maker and (b) the execution by any such assignee of an acknowledgment and agreement to the terms of any subordination and inter-creditor agreement referred to in Section 3(e).

10.	Collection Costs.

In the event that the Payee shall, after the occurrence and during the continuance of an Event of Default, turn this Note over to an attorney for collection, the Maker shall further be obligated to the Payee for the Payee’s reasonable attorneys’ fees and expenses incurred in connection with such collection.

PROFESSIONAL DIVERSITY NETWORK, INC.

By:	/s/ James Kirsch
Name: James Kirsch
Title: Chief Executive Officer